Exhibit 4.11

Cooperation Framework Agreement

Between CIBT Institute of Business and Technology

And

Zhangzhou Normal University

This Agreement shall be signed by CIBT Institute of Business and Technology (referred to as “CIBT”) and Zhangzhou Normal University (referred to as “ZNU”) under the principles of honesty, trust and mutual development. Details of the Agreement are as follows:

Article 1 Cooperating Parties

Party A:

     • CIBT Institute of Business and Technology

                     Address: #1006, Building A, Peng Run Plaza, 26 Xiao Yun Road, Chao Yang District, Beijing, China. 100016

                     Telephone: 010-84582200

                     Legal Representative: Toby Yam-Chung Chu, President & CEO, Canadian

Party B:

     • Zhangzhou Normal University

                     Address: 36 Xianqianzhi St, Zhangzhou, Fujian, China 363000

                     Telephone: 0596-2591390

                     Legal Representative: Wang Fu Xing

Article 2 Cooperative Organization

2.1 Legal Name: Zhangzhou Normal University CIBT International Education Center

2.2 Location: Zhangzhou Normal University

2.3 CIBT International Education Center (called the Center for short) is a cooperative educational institute established by both Party A and Party B. The Center shall have non-independent corporate capacity and independent setting but must be part of the education system of Zhangzhou Normal University. The Center’s vision and strategy shall be in line with that of Zhangzhou Normal University.

2.4 The Center shall be responsible for any effects on Zhangzhou Normal University in the process of running the cooperative programs. The Center shall also guarantee the quality of education and legally run the programs under the instructions of Zhangzhou Normal University.

Article 3 Cooperation Principle and Objective

3.1 Principle: Party A and Party B shall introduce innovative education ideas and management models, widen education scope and improve education quality. Both parties shall train talents in applied technology of high demand in the market and international talents according to requirements and development goals issued by Chinese education authority. Proposed programs are Hotel Management, Automotive Maintenance and Sales, Business Administration, Business English and etc.

3.2 Objective:

3.2.1 Build an international education centre and provide students with first class international studying environment by introducing Party A’s investment, programs and facilities.

 3.2.2 Introduce a number of international core programs and international instructors from famous foreign institutions, develop foreign teaching activities in China and vigorously improve Party B’s teaching level.

3.2.3 Provide the students with interactive teaching with foreign teachers using technologically advanced long-distance video conference teaching system invested by Party A

3.2.4 Party A shall import famous and qualified foreign instructors to teach in China, increase the percentage of courses to be taught by foreign instructors and improve quality of teaching

3.2.5 Provide students with a perfect network of employers by Party A’s internet recruiting company in China.

Article 4 Cooperation Procedures and Investments

4.1 Cooperation Procedures:

4.1.1 Sign a cooperation agreement

4.1.2 Complete Center construction by both parties after agreement on location

4.1.3 CIBT International Education Center officially operates; students start classes

4.2 Investment:

4.2.1 According to teaching demand of the Center, Party A plan to do a batch investment of decoration, facilities, foreign teachers, foreign programs, career services, management personnel, software, property rights, cash and etc. worth 0.8 million RMB. Party A shall increase the amount of investment if necessary to guarantee the operation of the Center.

4.2.2 Party B shall provide a fixed teaching area of approximately 200m2 and basic teaching facilities (Party B shall also provide cables and set up internet connection) including a classroom with a capacity of 50 students and an office with a capacity of more than 4 people. Area may be increased as the cooperation programs expand.

4.2.3 Party A and Party B shall each have the ownership of their own capital assets. The Center shall have access to the mutual capital assets.

Article 5 Rights and Responsibilities

5.1 Party A is responsible of construction, management and operation of the multi-media classroom. Party A has priority in using the classroom when running classes and activities at the Center. Exact timetable shall be determined by Party A and staff members from the Center.

5.2 Party B:

5.2.1 Responsible of providing classroom and office at the agreed location and 3 to7 apartments for foreign teachers

5.2.2 Responsible of providing cables, setting up internet connection, power connection and other accessories supporting the multi-media classroom (safety and construction environment) and maintenance

During cooperation Party B may use the multi-media classroom for free after Party A grants permission when Center’s normal operation is guaranteed. Party B shall make sure Party A’s investment is efficient, assist with the development of Party A’s programs, import Party A’s advanced teaching contents and cooperate actively at all further levels.

Both parties agree that neither of the parties shall rent out the classroom or the laboratory to a third party without permission from the other party and that the classroom shall only be used for cooperation programs by Party A and Party B.

Article 6 Management Organization

Party A shall appoint a Director for the Center taking responsibility of daily operation and strategic management issues; Part B shall appoint an Executive Program Manager assisting with daily management and development of the programs.

Article 7 Financial Management

7.1 Independent financial management system will be established for the cooperation program and will be supervised and reviewed by Party A, Party B and the government. Revenue from the cooperation program will be mainly used to pay for education activities, management expenses and facility improvement;

7.2 A fixed proportion of or a fixed amount from the tuition fee and training income shall be distributed periodically to both parties to pay for their expenses respectively. In principle, the amount distributed to Party B shall be used to pay for foreign teachers, international courses, teaching, training and management expenses; the amount distributed to Party A should be used to pay for its teaching, training and management expenses.

7.3 Method of payment for any teaching or training expenses to institutions or companies in foreign countries shall be subject to the provisions of the People’s Republic of China;

7.4 Party A and Party B shall share the payment of any related tax expenses in proportion with their incomes.

Article 8 Terms of agreement, Amendment, Change, Renewal and Termination

8.1 This Agreement shall be effective from the day on which it is signed and sealed by both Party A and Party B. It is valid until December 31st in the year 2023.

8.2 Party A and Party B may make amendment of this Agreement on issues not covered here after discussion. The amendment shall not be effective until both parties reach a written agreement.

8.3 Party A and Party B may hold discussions 6 months prior to the expiry date of this Agreement to determine whether to terminate or extend the cooperative terms of this Agreement.

8.4 Party A and Party B shall follow the plans below upon termination.

8.4.1 Party A has the right to collect all the facilities including furniture, computers, equipment and instruments.

8.4.2 Party B has the right to collect the classroom, office and the right of use of the facilities.

8.4.3 Both parties shall make appropriate arrangements for enrolled students and deal with related issues.

Article 9 Risk Terms

9.1 Party A and Party B may terminate this Agreement as a result of uncontrollable factors such as earthquakes, floods, fires, wars, social convulsions and riots; if it is impossible unnecessary to continue carrying out this Agreement it may be terminated.

9.2 Party A and Party B shall not take any responsibilities for the damages or losses as a result of the uncontrollable factors; discussions about the termination and post-termination issues might be held in a fair way.

There are 4 original copies of this Agreement that have the same binding power, 2 for each party.

Party A: CIBT Institute of Business and Technology.

Representative:

Date:

Party B: Zhangzhou Normal University

Representative:

Date: